Class A Ownership Includes
Obligation to Deliver Cattle

Ownership of USPB Class A units gives unitholders the right, and the obligation, to deliver one head per delivery year for each Class A unit owned. Each delivery year, USPB’s Board of Directors sets the delivery requirement threshold and the penalty for every head not delivered below the threshold. For delivery year 2015, the Board has set the threshold at 90% of the total number of Class A units owned and the penalty at $13. The failure to meet the threshold will result in the unitholder being assessed a non-delivery penalty. Unitholders who are not able to meet their threshold in a given year have the option of leasing their delivery rights to other producers who have cattle to deliver.

USPB’s delivery year 2015 ends on August 29, 2015. If you are not able to meet your delivery requirement threshold prior to that date, USPB strongly recommends that you find a cattle producer who can deliver against them. You can also turn them in for lease through the company’s facilitated lease program, but demand for delivery rights is down in the current delivery year; consequently, USPB cannot guarantee that it will be able to arrange for the delivery of cattle in satisfaction of the delivery right obligation. If you are not able to meet the delivery threshold and are unable to lease the delivery rights, you will be assessed a non-delivery penalty.

USPB’s management sets the company’s facilitated lease rate, which is currently $7 per delivery right. The facilitated lease rate is based on market conditions and is subject to change without notice. When a unitholder leases privately to another cattle producer, the two parties determine their own lease rate.♦

Board’s Intent to Make

Escrow Distribution

When the transaction with Leucadia closed in December 2011, approximately $36.9 million was withheld from the transaction proceeds to serve as “Escrow Proceeds.” The Escrow Proceeds were deposited into an escrow account to satisfy potential indemnification claims from Leucadia under the purchase agreement. No indemnification claims were made and USPB has received the Escrow Proceeds from the escrow agent.

It is the intent of USPB’s Board of Directors to distribute the Escrow Proceeds to USPB’s Class A and Class B unitholders when the 2011 IRS audit is resolved, if not sooner. However, the distribution of the Escrow Proceeds will be contingent upon the Board of Directors’ assessment of USPB’s financial condition at the time of the distribution. That assessment will involve careful analysis of USPB’s resources and obligations (including any projected impact of the IRS audit), USPB’s future plans and objectives, and the best interests of the enterprise and its members. While the precise amount and timing of the distribution has not yet been determined, if all of the Escrow Proceeds are distributed the distribution is expected to be $5.02 per Class A unit and $44.02 per Class B unit, less tax withholdings, if any.

Given the significance of the distribution, USPB believes it is important to remind its unitholders and prospective unitholders of the mechanism for allocating the distribution of the Escrow Proceeds. Under USPB’s governing documents, the distribution will be made to the Class A and Class B unitholders of record at the time the distribution is made. As a result, if you sell your Class A and/or Class B units prior to the date of the distribution, you will not receive the distribution.

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Company Files First
Quarter Results

U.S. Premium Beef has closed its financial records for the first quarter of fiscal year 2015 and has filed the results with the Securities and Exchange Commission. For the first quarter, which ended March 28, 2015, USPB recorded a net loss of $5.9 million compared to a net loss of $5.1 million during the same period in the prior fiscal year. The year-over-year increase in net loss was due to a larger net loss at NBP, which was partially offset by lower operating expenses at USPB. Despite some of the recent losses incurred by USPB, our balance sheet remains strong, which will enable us to weather the challenges NBP is facing as it continues to work through the tough margin environment.

During the first quarter of fiscal year 2015, NBP’s sales and cost of sales decreased as compared to the same period in 2014. The decrease of both income statement line items is a result of fewer cattle being processed, but each were partially offset in both instances by higher prices paid for the cattle and higher prices for the boxed beef that was sold. The combined effects of lower volumes and tighter margins reduced profitability when compared to the prior year.♦

John Freund Named to
USPB’s Board of Directors

U.S. Premium Beef’s Board of Directors named John Freund, Lewis, IA, to fill the vacant Board position previously held by Doug Laue. Freund will serve out the remainder of the term. He has been a member of USPB since its inception and a member of the company’s Nominating Committee since 2011.

Freund has been actively involved in his family’s cattle feeding operation in Southwest Iowa since 1985 and has been president since 2005. In addition to the feeding operation, the business also includes feed grain production and has ownership in stockers, feedlot production and a ranch in other Midwest states.♦

How USPB’s Base Price
is Established

The base live price for USPB’s Base Grid is the Kansas Weekly Average price for the week prior to delivery plus $0.25 per cwt. The Kansas Weekly Average price comes from the USDA’s “KANSAS WEEKLY WEIGHTED AVERAGE CATTLE REPORT–NEGOTIATED PURCHASES” (LM_CT164)–Weekly Accumulated–Live Steer/Heifer average price.

In those instances where the total number of head as reported on LM_CT164 for the Weekly Price Distribution–Live FOB is less than 3,000 head, the base price calculation for cattle slaughtered the following week will be calculated as follows: The week-to-week change in the USDA’s “5 AREA WEEKLY WEIGHTED AVERAGE DIRECT SLAUGHTER CATTLE” report (LM_CT150)–Weekly Weighted Averages–Live FOB Steer/Heifer average price will be added to the previous week’s Kansas Weekly Average price.

The number of cattle reported on LM_CT164 for the Weekly Price Distribution–Live FOB does not include all of the cattle used for the thresholds for USPB’s grids.

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Reproduction of any part of this newsletter is expressly forbidden without written permission of U.S. Premium Beef.

Beef Quality Assurance program boosts beef demand

Be Proactive with BQA

Consumers have concerns about how their food is produced. These concerns lead to questions directed toward the restaurants and retail outlets where they purchase their food. In turn, those companies pass questions to food suppliers such as National Beef Packing Company (NBP).

The vast majority of beef producers do an excellent job of caring for their animals and producing a safe, healthy product in an ethical manner with concern regarding animal welfare. However, today’s food marketing efforts require more than just a general statement to verify claims to reassure consumers who are further from the food production sector than ever before.

The Beef Quality Assurance (BQA) program has been developed and implemented by the National Cattlemen’s Beef Association (NCBA) for some time now. This program has been in place to be the formal training of “the right things to do” for beef producers. This educational program has provided training to key individual employees who can then return to their feedyard, train coworkers and go through a self-assessment process of comparing their practices to what was covered in the BQA training. This is what’s commonly referred to as becoming “BQA certified” or “BQA approved”.

As a next step, NCBA is developing the BQA Feedyard Assessment database. This will allow for a listing of all feedyards that have become BQA approved. It will be a voluntary program for feedyards to complete the BQA training, conduct a self-assessment and then agree to have their feedyard listed. This database will be available to processors via a password protected website to allow beef processors like NBP to better educate meat customers of the number of feedyards that have been BQA approved and the percentage of their cattle supply that are produced utilizing these good management practices from BQA approved feedlots. This should help assure consumers and maintain beef demand.

According to Art Wagner, VP of Procurement for NBP, “The number of questions and inquiries about the production practices of our suppliers has increased exponentially over the last few years. We want to address these questions and reassure consumers with not just implied participation but factual supplier participation in using best management practices. The BQA program provides a documented, industry-based assurance that our cattle suppliers are focused on providing a safe, healthy product in an ethical manner. It allows us to be much more proactive instead of reactive.”

Therefore, USPB and NBP would like to encourage all of our feedyards to participate. To be listed on the Feedyard Assessment Database, a feedyard must:

1. Have at least one key employee complete BQA training. This is available online at www.animalcaretraining.org. Some states also offer training materials on CD from your state BQA coordinator. Then, all employees should be trained in their respective area of responsibilities.

2. Complete the BQA Feedyard Assessment. This can be conducted by feedyard employees or the yard’s veterinarian. Personnel at the Beef Cattle Institute at Kansas State University are also available to assist or conduct the assessment within Kansas. Contact Kelly Oliver at kjoliver@vet.k-state.edu or call 785-532-4844 for more information. The assessment is to be completed every three years.

3. Contact your state BQA coordinator to verify the feedyard has completed training and the assessment and to provide their approval to be listed in the database. For a list of state BQA coordinators and their contact information, visit www.bqa.org/statebqa.aspx.

Online training is only $25 per person and there is no fee for participating in the Assessment Database. Please call 866-877-2525, if you have questions.♦

How USPB’s Base Price...	continued from page 1
Grid thresholds are from non-grid live weight purchased cattle in Kansas by NBP, some of which are reported as formula cattle under USDA Mandatory Price Reporting.♦
Board’s Intent to Make Escrow...	continued from page 1
Conversely, if you acquire additional units prior to the date of the distribution, you will receive the distribution with respect to those units.♦
BENCHMARK PERFORMANCE DATA TABLE
Base Grid Cattle Harvested in KS Plants 4/6/15 to 5/2/15
(Numbers in Percent)	Base Grid
	All	Top 25%
Yield	64.23	65.05
Prime	3.84	4.71
CH & PR	84.33	86.07
CAB	26.55	26.78
BCP	17.84	17.58
Ungraded	0.56	0.54
Hard Bone	0.48	0.28
YG1	10.08	10.91
YG2	38.36	38.81
YG3	39.34	38.85
YG4	10.92	10.36
YG5	1.30	1.07
Light Weight	0.50	0.26
Heavy Weight	1.57	1.05
Average Grid Premiums/Discounts ($/Head)
Quality Grade	$19.68	$22.44
Yield Benefit	$23.44	$53.57
Yield Grade	$1.38	$2.98
Out Weight	-$2.73	-$1.72
Natural	$3.57	$12.73
Total Premium	$45.34	$90.00